Exhibit 99.1

MoneyGram International Reports Third Quarter 2012 Financial Results

Sends Originated Outside the U.S. Grew 18 Percent; a Four Year High

DALLAS--(BUSINESS WIRE)--November 9, 2012--MoneyGram International, Inc. (NYSE:MGI), a leading global payment services company, reported financial results for the third quarter, which ended September 30, 2012. Total revenue of $338.6 million increased 5 percent compared to $321.9 million in the third quarter of 2011.

  Money transfer fee and other revenue increased 8 percent over the prior year, and increased 11 percent on a constant currency basis.
  Money transfer transaction volume increased 13 percent over the prior year, led by:
    18 percent growth in sends originated outside of the U.S.
    13 percent growth in U.S. outbound on the strength of U.S.-to-Mexico sends, which grew 19 percent,
    9 percent growth in U.S.-to-U.S. sends.
  Global agent locations increased 15 percent to 293,000.
  The bill payment business showed 5 percent transaction growth driven by new channel expansion, excluding the prior year divestiture.
  The Company reported net loss of ($54.8) million and negative EBITDA of ($8.2) million. Both net income and EBITDA were impacted by:
    $70.0 million incremental accrual in connection with the settlement with the U.S. Attorney’s Office for the Middle District of Pennsylvania (“MDPA”) investigation
    $3.9 million of restructuring and reorganization costs
    $2.4 million of stock-based compensation
    $2.2 million of legal expenses related to the MDPA investigation and the settled shareholder lawsuit.
  Adjusted EBITDA for the third quarter decreased 2 percent to $70.4 million from $72.0 million in the prior year. In the quarter, adjusted EBITDA margin was 20.8 percent, down from 22.4 percent compared to the same period last year. Adjusted EBITDA was negatively impacted by $4.9 million of increased marketing spend, $2.4 million related to a lower euro valuation against the U.S. dollar compared to the prior year, and $1.0 million of lower investment revenue.
  Diluted loss per common share was ($0.77), including a negative $1.00 per share impact due to the legal accrual and expenses, a negative $0.03 per share impact from restructuring and reorganization costs, and a negative $0.02 per share impact from stock-based compensation.
  For the nine months ended September 30, 2012, total revenue was $986.8 million, an increase of 7 percent year-over-year. Adjusted EBITDA increased 5 percent to $207.2 million, which includes a negative impact of $5.2 million related to a lower euro valuation against the U.S. dollar compared to the prior year.

“Consumers continue to recognize MoneyGram’s compelling products and valuable services as evidenced by our third-quarter results, which included our sixth consecutive quarter of double-digit constant currency money transfer growth. We are focused on delivering strong operating results and building on the positive momentum in our core money transfer and bill payment businesses,” said Pamela H. Patsley, chairman and chief executive officer. “At the same time, we have worked diligently to address the Middle District of Pennsylvania investigation in a way that is best for all stakeholders. This settlement is a significant step forward for MoneyGram in resolving our legacy issues. We remain fully committed to employing the highest standards of compliance at MoneyGram and continue to focus our efforts on building a stronger company.”

Balance Sheet

MoneyGram ended the quarter with assets in excess of payment service obligations of $266.1 million, and outstanding debt principal of $813.5 million. Interest expense was $17.7 million in the quarter, down $4.5 million from the prior year as a result of refinancing activities. Book income tax expense in the quarter was $9.6 million, with approximately $0.1 million in cash tax expenses.

Cash Flow

Free cash flow for the quarter was $24.6 million, down from the prior year driven by higher signing bonuses for strategic agent renewals, and the timing of capital expenditures offset by lower interest payments. For the nine months ended September 30, 2012, free cash flow was $91.5 million, up 8 percent from the prior year period. This was driven by strong money transfer results and lower interest payments offset by higher capital expenditures and signing bonuses.

Market Developments

  Announced a new agreement with Walmart, extending our relationship through March 31, 2016. MoneyGram will continue to offer money transfer, bill payment and money order products at all Walmart stores in the U.S. and Puerto Rico.
  Renewed and expanded our relationship with Advance America, a leading provider of consumer financial services with more than 2,400 retail locations.
  Signed a new global agreement with PayPal that will enable consumers to easily access money in their digital wallets. PayPal’s 117 million active account holders will have the option to put cash in and take funds out of their PayPal accounts at MoneyGram locations. Consumers underserved by traditional banking institutions will be able to fund PayPal accounts giving them convenient access to e-commerce.
  Entered into an agreement with Gemalto, integrating MoneyGram’s money transfer platform with Gemalto’s LinqUs mobile payment platform solution, allowing customers to send international transfers from a mobile phone to a MoneyGram location or receive transfers directly to their mobile wallet.
  Grew self-service and new channel revenue by 40 percent, which represented 5 percent of money transfer revenue in the quarter.
  Network expansion activities during the quarter:
    Entered into a strategic relationship with Payment Center to provide services in the Russian retail sector, opening up to 10,000 retail locations during the next two years.
    Activated an additional 1,500 locations in the Indian Subcontinent with Federal Bank, Muthoot Finance and more than 600 retail locations.
    Signed three additional banks in Latin America adding 1,000 locations in this important market.
    Doubled our network in South Africa through the signing of First National Bank, one of the largest banks in the country.
    Increased our agent locations in Malaysia through the signing of CIMB Islamic Bank.

“We remain steadfastly focused on positioning MoneyGram as the leading value brand for consumers to send and receive funds. Through continued global expansion, the extension of key agents like Walmart and the addition of new relationships like PayPal we ensure that vital financial services are provided safely and reliably to consumers who are underserved by traditional financial institutions around the world,” Patsley added.

Global Funds Transfer Segment Results

Total revenue for the Global Funds Transfer segment was $317.9 million, up 6 percent from $298.9 million in the third quarter of 2011. The segment reported operating income of $39.3 million and operating margin of 12.4 percent. Adjusted operating margin was 14.2 percent in the quarter, down from 16.4 percent in the prior year as a result of increased marketing spend and a lower euro valuation to the U.S. dollar. The increase in marketing was a planned shift in spend from the fourth quarter to the third quarter to take advantage of certain seasonal and global campaigns. For the full year, the Company still expects total marketing spend of approximately 4.5 percent of total revenue.

During the quarter, money transfer transaction volume increased 13 percent, continuing the Company’s double-digit growth trend. Money transfer fee and other revenue increased 8 percent to $291.3 million, compared with $270.4 million in the third quarter of 2011. On a constant currency basis, money transfer fee and other revenue increased 11 percent, the Company’s sixth consecutive quarter of double-digit growth.

Money transfer transactions originating outside of the U.S. increased a robust 18 percent over the prior year. U.S.-to-U.S. money transfer transaction volume continued its strong growth, increasing 9 percent over the prior year. U.S. Outbound transaction volume growth was 13 percent for the quarter led by U.S.-to-Mexico growth of 19 percent.

Bill payment transaction volume decreased 4 percent, while fee and other revenue decreased 7 percent to $26.4 million from the third quarter of 2011. Excluding the fourth quarter 2011 divestiture, transactions increased 5 percent and fee and other revenue decreased slightly.

Financial Paper Products Segment Results

Total revenue in the Financial Paper Products segment declined 10 percent to $20.3 million in the quarter, down from $22.5 million in the prior year quarter. Operating income was $7.6 million, up from $5.5 million in the third quarter of 2011. Operating margin was 37.3 percent. Adjusted operating margin was 39.7 percent in the quarter, up from 30.5 percent in the same period last year.

Outlook

For the fiscal year 2012, management is guiding to the low end of the previously provided ranges: total revenue growth of 7 percent to 9 percent; adjusted EBITDA growth in the range of 7 percent to 9 percent; and constant currency, adjusted for the impact of the euro to U.S. dollar exchange rate, adjusted EBITDA growth of 9 percent to 11 percent.

Legal Matters

The Company today issued a press release and filed a Form 8-K announcing that it has reached a settlement with the U.S. Attorney’s Office for the Middle District of Pennsylvania and the Asset Forfeiture and Money Laundering Section of the Criminal Division of the Department of Justice relating to the previously disclosed investigation of transactions involving certain of the Company’s U.S. and Canadian agents, as well as its fraud complaint data and consumer anti-fraud program, during the period from 2003 to early 2009.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of EBITDA (earnings before interest, taxes, depreciation and amortization, including agent signing bonus amortization), Adjusted EBITDA (EBITDA adjusted for significant items), Adjusted EBITDA Margin and Free Cash Flow (Adjusted EBITDA less cash interest expense, cash tax expense, cash payments for capital expenditures and agent signing bonuses). In addition, we also present Adjusted Operating Income and Adjusted Operating Margin for our two reporting segments. The following tables include a full reconciliation of these non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations, including our ability to service debt and fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit-rating agencies to evaluate and compare the operating performance and value of companies within our industry. In addition, the Company’s debt agreements require compliance with financial measures based on EBITDA and Adjusted EBITDA. Finally, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are financial measures used by management in reviewing results of operations, forecasting, assessing cash flow and capital, allocating resources or establishing employee incentive programs. Although MoneyGram believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Description of Tables

Table One – Consolidated Statements of (Loss) Income
Table Two – Segment Results
Table Three – Segment Reconciliations
Table Four – EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin
Table Five – Consolidated Balance Sheets
Table Six – Assets in Excess of Payment Service Obligations
Table Seven – Free Cash Flow

Conference Call

MoneyGram International will host a conference call today at 9 a.m. ET, 8 a.m. CT, to discuss its third quarter results. Pamela H. Patsley, chairman and chief executive officer, will host the call. The conference call can be accessed by calling 1-888-339-3504 (U.S.) and +1-719-325-4937 (International). The participant code is 6426555. Slides are available on MoneyGram’s website at moneygram.com. A replay of the conference call will be available at noon ET on November 9, 2012, through 11:59 p.m. ET on November 16, 2012. The replay of the call is available at 1-877-870-5176 (U.S.) or +1-858-384-5517 (International). The replay participant code is 6246555.

About MoneyGram International, Inc.

MoneyGram International, Inc. is a leading global payment services company. The Company's major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram is a New York Stock Exchange listed company with 293,000 global money transfer agent locations in 197 countries and territories. For more information, visit the Company's website at moneygram.com.

Forward Looking Statements

This Form 8-K may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of MoneyGram and its subsidiaries. Forward-looking statements can be identified by words such as “believes,” “estimates,” “expects,” “projects,” “plans,” “will,” “should,” “could,” “would” and other similar expressions. These forward-looking statements speak only as of the date they are made, and MoneyGram undertakes no obligation to publicly update or revise any forward-looking statement, except as required by federal securities law. These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances due to a number of factors. These factors include, but are not limited to: the impact of the $100 million forfeiture on our financial condition and results of operations, the Company’s compliance with the terms of the deferred prosecution agreement, the effect of the settlement and compliance with the deferred prosecution agreement on the Company’s reputation and business; the outcome of ongoing investigations by several state governments; our ability to maintain key agent or biller relationships, or a reduction in transaction volume from these relationships; our substantial debt service obligations, significant debt covenant requirements and credit rating; our capital structure and the special voting rights provided to designees of Thomas H. Lee Partners, L.P. on our Board of Directors; sustained financial market illiquidity, or illiquidity at our clearing, cash management and custodial financial institutions; continued weakness in economic conditions, in both the United States and global markets; a material slow down or complete disruption of international migration patterns; litigation involving MoneyGram or its agents, which could result in material settlements, fines or penalties; fluctuations in interest rates; our ability to manage credit risks from our retail agents and official check financial institution customers; our ability to manage fraud risks from consumers or agents; the ability of MoneyGram and its agents to maintain adequate banking relationships; our ability to retain partners to operate our official check and money order businesses; our ability to maintain sufficient capital; our ability to attract and retain key employees; our ability to successfully develop and timely introduce new and enhanced products and services; investments in new products, services or infrastructure changes; our ability to adequately protect our brand and intellectual property rights and to avoid infringing on the rights of others; our ability to compete effectively; the ability of us and our agents to comply with U.S. and international laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; changes in tax laws or an unfavorable outcome with respect to the audit of our tax returns or tax positions, or a failure by us to establish adequate reserves for tax events; our offering of money transfer services through agents in regions that are politically volatile or, in a limited number of cases, are subject to certain restrictions by the Office of Foreign Assets Control; a security or privacy breach in our facilities, networks or databases; disruptions to our computer network systems and data centers; our ability to effectively operate and adapt our technology to match our business growth; our ability to manage risks related to the operation of retail locations and the acquisition or start-up of businesses; our ability to manage risks associated with our international sales and operations; our ability to maintain effective internal controls; and the risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of MoneyGram’s public reports filed with the SEC, including MoneyGram’s Form 10-K for the year ended December 31, 2011 and its Form 10-Q for the quarter ended September 30, 2012.

TABLE ONE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended			Nine Months Ended
	September 30,		2012 vs	September 30,		2012 vs
	2012	2011	2011	2012	2011	2011

REVENUE
Fee and other revenue	$335,630	$318,022	$17,608	$977,254	$912,105	$65,149
Investment revenue	2,920	3,925	(1,005)	9,533	13,819	(4,286)
Total revenue	338,550	321,947	16,603	986,787	925,924	60,863
EXPENSES
Fee and other commissions expense	152,372	141,010	11,362	440,960	405,631	35,329
Investment commissions expense	94	99	(5)	274	350	(76)
Total commissions expense	152,466	141,109	11,357	441,234	405,981	35,253
Compensation and benefits	54,744	60,635	(5,891)	172,838	177,843	(5,005)
Transaction and operations support	135,604	57,375	78,229	291,826	166,378	125,448
Occupancy, equipment and supplies	12,270	11,090	1,180	36,623	34,480	2,143
Depreciation and amortization	10,840	11,413	(573)	32,576	34,958	(2,382)
Total operating expenses	365,924	281,622	84,302	975,097	819,640	155,457
OPERATING (LOSS) INCOME	(27,374)	40,325	(67,699)	11,690	106,284	(94,594)
Other (income) expense
Net securities gains	-	-	-	-	(32,816)	32,816
Interest expense	17,710	22,234	(4,524)	53,230	65,720	(12,490)
Other	50	770	(720)	397	15,626	(15,229)
Total other expense, net	17,760	23,004	(5,244)	53,627	48,530	5,097
(Loss) income before income taxes	(45,134)	17,321	(62,455)	(41,937)	57,754	(99,691)
Income tax expense	9,626	1,487	8,139	27,610	1,471	26,139
NET (LOSS) INCOME	$(54,760)	$15,834	$(70,594)	$(69,547)	$56,283	$(125,830)

(Loss) earnings per common share:
Basic	$(0.77)	$0.22	$(0.99)	$(0.97)	$(10.82)	$9.85
Diluted	$(0.77)	$0.22	$(0.99)	$(0.97)	$(10.82)	$9.85

Net (loss) income available to common stockholders:
Net (loss) income as reported	$(54,760)	$15,834	$(70,594)	$(69,547)	$56,283	$(125,830)
Accrued dividends on mezzanine equity	-	-	-	-	(30,934)	30,934
Accretion on mezzanine equity	-	-	-	-	(80,023)	80,023
Additional consideration issued in connection with conversion of mezzanine equity	-	-	-	-	(366,797)	366,797
Cash dividends paid on mezzanine equity	-	-	-	-	(20,477)	20,477
Net (loss) income available to common stockholders	$(54,760)	$15,834	$(70,594)	$(69,547)	$(441,948)	$372,401

Shares used in computing (loss) earnings per share: (1)
Basic	71,512	71,478	34	71,501	40,854	30,647
Diluted	71,512	72,176	(664)	71,501	40,854	30,647

(1) Includes common stock equivalents of 13.7 million for the three and nine months ended September 30, 2012, respectively. The following weighted-average potential common shares are excluded from diluted income (loss) per common share as their effect is anti-dilutive. All potential common shares are anti-dilutive in periods of net loss available to common stockholders.

Shares related to stock options	4,593	2,950		4,996	5,108
Shares related to restricted stock and restricted stock units	541	-		462	26
Shares related to preferred stock	-	-		-	28,062

TABLE TWO
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RESULTS
(Unaudited)

Global Funds Transfer
	Three Months Ended			Nine Months Ended
	September 30,		2012 vs	September 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Money transfer revenue:
Fee and other revenue	$291,305	$270,407	$20,898	$841,628	$766,198	$75,430
Investment revenue	138	207	(69)	568	405	163
Bill payment revenue:
Fee and other revenue	26,439	28,278	(1,839)	80,091	85,905	(5,814)
Investment revenue	-	-	-	-	4	(4)
Total revenue	317,882	298,892	18,990	922,287	852,512	69,775

Commissions expense	151,996	140,857	11,139	439,799	404,149	35,650

Operating income	$39,279	$39,083	$196	$111,187	$91,441	$19,746

Operating margin	12.4%	13.1%		12.1%	10.7%

Financial Paper Products
	Three Months Ended			Nine Months Ended
	September 30,		2012 vs	September 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Money order revenue:
Fee and other revenue	$13,450	$14,181	$(731)	$41,761	$43,568	$(1,807)
Investment revenue	468	639	(171)	1,565	2,605	(1,040)
Official check revenue:
Fee and other revenue	4,382	4,947	(565)	13,724	16,162	(2,438)
Investment revenue	1,991	2,716	(725)	6,428	9,683	(3,255)
Total revenue	20,291	22,483	(2,192)	63,478	72,018	(8,540)

Commissions expense	470	332	138	1,436	1,912	(476)

Operating income	$7,564	$5,533	$2,031	$24,634	$23,257	$1,377

Operating margin	37.3%	24.6%		38.8%	32.3%

TABLE THREE
MONEYGRAM INTERNATIONAL, INC.
SEGMENT RECONCILIATIONS
(Unaudited)

Global Funds Transfer
	Three Months Ended			Nine Months Ended
	September 30,		2012 vs	September 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Revenue (as reported)	$317,882	$298,892	$18,990	$922,287	$852,512	$69,775

Adjusted operating income	$45,070	$48,978	$(3,908)	$130,904	$115,890	$15,014

Restructuring and reorganization costs	(3,620)	(6,160)	2,540	(12,917)	(14,050)	1,133
Stock-based compensation expense	(2,171)	(3,735)	1,564	(6,800)	(10,399)	3,599
Total adjustments	(5,791)	(9,895)	4,104	(19,717)	(24,449)	4,732

Operating income (as reported)	$39,279	$39,083	$196	$111,187	$91,441	$19,746

Adjusted operating margin	14.2%	16.4%		14.2%	13.6%
Total adjustments	(1.8%)	(3.3%)		(2.1%)	(2.9%)
Operating margin (as reported)	12.4%	13.1%		12.1%	10.7%

Financial Paper Products
	Three Months Ended			Nine Months Ended
	September 30,		2012 vs	September 30,		2012 vs
(Amounts in thousands)	2012	2011	2011	2012	2011	2011

Revenue (as reported)	$20,291	$22,483	$(2,192)	$63,478	$72,018	$(8,540)

Adjusted operating income	$8,052	$6,859	$1,193	$26,477	$26,663	$(186)

Restructuring and reorganization costs	(241)	(671)	430	(1,066)	(1,673)	607
Stock-based compensation expense	(247)	(655)	408	(777)	(1,733)	956
Total adjustments	(488)	(1,326)	838	(1,843)	(3,406)	1,563

Operating income (as reported)	$7,564	$5,533	$2,031	$24,634	$23,257	$1,377

Adjusted operating margin	39.7%	30.5%		41.7%	37.0%
Total adjustments	(2.4%)	(5.9%)		(2.9%)	(4.7%)
Operating margin (as reported)	37.3%	24.6%		38.8%	32.3%

TABLE FOUR
MONEYGRAM INTERNATIONAL, INC.
EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands)	2012	2011	2012	2011

(Loss) income before income taxes	$(45,134)	$17,321	$(41,937)	$57,754
Interest expense	17,710	22,234	53,230	65,720
Depreciation and amortization	10,840	11,413	32,576	34,958
Amortization of agent signing bonuses	8,377	8,115	24,761	24,182
EBITDA	(8,207)	59,083	68,630	182,614

Significant items impacting EBITDA:
Net securities gains	-	-	-	(32,816)
Severance and related costs (1)	-	-	1,029	(31)
Restructuring and reorganization costs	3,949	6,375	14,163	17,259
Capital transaction costs (2)	-	(114)	-	5,407
Asset impairment charges (3)	-	884	-	2,686
Contribution from investors (4)	-	-	347	-
Debt extinguishment (5)	-	-	-	5,220
Stock-based compensation expense	2,419	4,403	7,579	12,166
Legal accruals and fees (6)	72,215	1,341	115,463	3,954
Adjusted EBITDA	$70,376	$71,972	$207,211	$196,459

Adjusted EBITDA margin (7)	20.8%	22.4%	21.0%	21.2%

(1) Severance and related costs from executive terminations.
(2) Represents professional and legal fees related to the 2011 Recapitalization.
(3) Impairments of assets in 2011 relate to disposition activity.
(4) Expense resulting from payment by an investor to Wal-Mart upon liquidation of their investment and as required by the Participation Agreement.
(5) Debt extinguishment loss upon the termination of the senior facility in connection with the 2011 Recapitalization.

(6) Legal expenses for 2012 primarily include accruals in connection with the settlement related to the U.S. Attorney's Office for the Middle District of Pennsylvania investigation and the shareholder derivative litigation, and legal fees and expenses related to these matters. Legal expenses for 2011 related primarily to the shareholder derivative litigation.

(7) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Total Revenue.

TABLE FIVE
MONEYGRAM INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(Amounts in thousands, except share and per share data)	2012	2011
ASSETS
Cash and cash equivalents	$-	$-
Cash and cash equivalents (substantially restricted)	2,539,844	2,572,174
Receivables, net (substantially restricted)	1,330,018	1,220,065
Short-term investments (substantially restricted)	524,428	522,024
Available-for-sale investments (substantially restricted)	79,907	102,771
Property and equipment	119,906	116,341
Goodwill	428,691	428,691
Other assets	224,201	213,512
Total assets	$5,246,995	$5,175,578

LIABILITIES
Payment service obligations	$4,208,052	$4,205,375
Debt	810,112	810,888
Pension and other postretirement benefits	110,931	120,252
Accounts payable and other liabilities	281,513	149,261
Total liabilities	5,410,608	5,285,776

STOCKHOLDERS' DEFICIT
Participating Convertible Preferred Stock - Series D, $0.01 par value, 200,000 shares authorized, 109,239 issued at September 30, 2012, and December 31, 2011, respectively	281,898	281,898
Common Stock, $0.01 par value, 162,500,000 shares authorized, 62,263,963 shares issued at September 30, 2012, and December 31, 2011, respectively	623	623
Additional paid-in capital	999,464	989,188
Retained loss	(1,286,065)	(1,216,543)
Accumulated other comprehensive loss	(32,794)	(38,028)
Treasury stock: 4,407,038 and 4,429,184 shares at September 30, 2012, and December 31, 2011, respectively	(126,739)	(127,336)
Total stockholders' deficit	(163,613)	(110,198)
Total liabilities and stockholders' deficit	$5,246,995	$5,175,578

TABLE SIX
MONEYGRAM INTERNATIONAL, INC.
ASSETS IN EXCESS OF PAYMENT SERVICE OBLIGATIONS
(Unaudited)

	September 30,	June 30,	March 31,	December 31,
(Amounts in thousands)	2012	2012	2012	2011

Cash and cash equivalents	$2,539,844	$2,548,257	$2,547,250	$2,572,174
Receivables, net	1,330,018	1,266,882	1,210,506	1,220,065
Short-term investments	524,428	524,055	525,356	522,024
Available-for-sale investments	79,907	85,281	93,127	102,771
	4,474,197	4,424,475	4,376,239	4,417,034
Payment service obligations	(4,208,052)	(4,155,880)	(4,152,604)	(4,205,375)
Assets in excess of payment service obligations	$266,145	$268,595	$223,635	$211,659

TABLE SEVEN
MONEYGRAM INTERNATIONAL, INC.
FREE CASH FLOW
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands)	2012	2011	2012	2011

Adjusted EBITDA	$70,376	$71,972	$207,211	$196,459

Cash payments for interest	(16,454)	(21,107)	(48,903)	(60,109)
Cash payments for tax	(115)	(102)	(913)	(611)
Cash payments for capital expenditures	(12,918)	(6,761)	(43,213)	(30,606)
Cash payments for agent signing bonuses	(16,297)	(7,568)	(22,637)	(20,371)

Free Cash Flow	$24,592	$36,434	$91,545	$84,762

CONTACT:
MoneyGram International, Inc.
Media Relations:
Patty Sullivan, 214-303-9923
media@moneygram.com
or
Investor Relations:
Eric Dutcher, 214-999-7508
edutcher@moneygram.com